UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A (Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No. __)
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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

PLATINUM ENERGY RESOURCES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For More Information Contact:

Alan Katz, CJP Communications for
Platinum Energy Resources, Inc.
Public & Investor Relations
212-279-3115 x211
alan@cjpcom.com

PLATINUM ENERGY RESOURCES, INC.
TO PRESENT AT IPAA OGIS CONFERNCE

NEW YORK (April 3, 2006) — Platinum Energy Resources, Inc. (“Platinum Energy”) (OTCBB: PGRIU.OB, PGRI.OB, PGRIW.OB), announced today that Chief Executive Officer Barry Kostiner will present at the IPAA OGIS conference on Monday, April 10, 2006 at 3:45pm ET. The conference will be held at the Sheraton New York Hotel & Towers at 811 7th Ave in New York.

The IPAA presentation will be filed with the SEC prior to the conference and will be available online in an 8-K filing from http://www.sec.gov. All interested parties are invited to listen to the live presentation over the Internet by logging on at the link below.

Webcast: http://www.investorcalendar.com/CEPage.asp?ID=103259

Please log on at least fifteen minutes early to download and install any necessary audio software.

The IPAA Oil & Gas Investment Symposium New York (OGIS New York) has become the premier outlet for publicly traded independent Exploration and Production and Service and Supply companies to present their company profiles to the investment community.  Last year's Symposium attracted over 1500 attendees, including more than 600 buy/sell-side analysts and portfolio managers and 80 presenting companies.

On January 26, 2006, Platinum Energy announced that it had entered into a merger agreement to acquire Tandem Energy Holdings, Inc. Tandem is an independent oil and gas exploration and production company headquartered in Midland, Texas.

About Platinum Energy Resources, Inc.

Platinum Energy Resources, based in Montvale, New Jersey, is a special purpose acquisition corporation seeking to acquire assets or operating businesses in the global oil and gas exploration and production industry. Platinum Energy anticipates aggressively building a portfolio of assets using multiple acquisitions subsequent to its first. Platinum Energy's strategy calls for the use of hedge financing to maximize profit and reduce risk resulting from volatile energy markets.

Platinum Energy was incorporated in April 2005 to acquire an operating business in the energy industry. Platinum Energy completed its initial public offering on October 24, 2005, receiving net proceeds of approximately $106 million through the sale of 14.4 million units of its securities at $8.00 per unit. Each unit was comprised of one share of Platinum Energy common stock and one redeemable and convertible common stock purchase warrant having an exercise price of $6.00. Platinum Energy holds over $105 million in a trust account maintained by an independent trustee, which will be released to Platinum upon the closing of the merger (less any amounts returned to Platinum Energy stockholders who elect to convert their shares to cash in accordance with Platinum Energy's charter).

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Platinum, Tandem and their combined business after completion of the proposed merger. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Platinum’s and Tandem's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in the U.S. and abroad; changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Tandem is engaged; fluctuations in customer demand; management of rapid growth; general economic conditions; Tandem’s business strategy and plans; the actual quantities of Tandem’s reserves of oil and natural gas; the future levels of production of oil and natural gas by Tandem; future prices of and demand for oil and natural gas; the results of Tandem’s future exploration, development and exploitation activities; future operating and development costs of Tandem’s oil and natural gas properties; and the results of future financing efforts as well as other relevant risks detailed in Platinum’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Neither Platinum nor Tandem assumes any obligation to update the information contained in this press release.

Platinum stockholders are urged to read the preliminary proxy statement and, when available, the definitive proxy statement regarding the proposed merger because it contains important information. Copies of filings by Platinum, which will contain information about Platinum and Tandem, will be available without charge, when filed, at the Securities and Exchange Commission's internet site (http://www.sec.gov), and will be available from Platinum, without charge, by directing a request to Platinum Energy Resources, Inc., 25 Phillips Parkway, Montvale, NJ 07645.

The respective directors and executive officers of Platinum and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Platinum’s directors and executive officers is available in Platinum’s Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission on March 24, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in other relevant materials to be filed with the Securities and Exchange Commission when they become available.